Exhibit 10.33

Written Description of the Synaptics Incorporated Retention Program Adopted May 6, 2019

On May 6, 2019, the Executive Committee of the Board of Directors of Synaptics Incorporated (“Synaptics”) instituted a retention program applicable to certain of Synaptics’ executive officers.

The retention program provides that the participating executive officers will receive lump-sum cash award payments (determined in each case by the Executive Committee) in November 2020 should they remain as full-time active employees of Synaptics in good standing for 18 consecutive calendar months starting May 1, 2019. Certain voluntary and unpaid leaves will result in a termination of the applicable retention award. No retention award will be paid to any executive who resigns without Good Reason or who is terminated for Good Cause prior to the end of the retention period (both capitalized terms as defined in the Synaptics Incorporated Severance Policy for Principal Executive Officers, which has previously been filed with the Securities and Exchange Commission). Should Synaptics terminate a participating executive’s employment without Good Cause, or if such executive resigns for Good Reason, Synaptics will pay (i) two-thirds of such executive’s eligible award if the termination occurs during the first twelve months of the retention period, and (ii) a portion of such executive’s eligible award prorated for the actual number of consecutive full calendar months completed as a full-time employee of Synaptics if the termination occurs between the twelfth and eighteenth month of the retention period, provided that such executive resigns from all Synaptics and Synaptics’ affiliate director and officer positions and executes a separation agreement and release in a form acceptable to Synaptics.